EXHIBIT 2.  SELECTED FINANCIAL DATA (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following selected financial data reflects mergers during 1997, 1998 and 1999 which were accounted for as poolings of interest. The prior period consolidated financial information has been restated as though the entities had always been part of Kroll-O'Gara. The selected financial data also includes the completion of other acquisitions in 1997 and 1998 that utilized the purchase method of accounting, which requires including the reported results of each acquired business from the effective date of its acquisition. The selected historical financial data presented as of December 31, 1997 and 1998 and for each of the three years ended December 31, 1998, have been derived from the audited Consolidated Financial Statements of Kroll-O'Gara presented elsewhere in this current report. The consolidated financial data as of December 31, 1994, 1995 and 1996 and for the years ended December 31, 1994 and 1995 are derived from Kroll-O'Gara's unaudited consolidated financial statements not included in this current report. The selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                                       YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                         1994       1995        1996        1997        1998
                                        -------    -------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $91,338    $92,955    $158,924    $192,886    $254,543
Cost of sales.........................   57,990     65,106     113,264     128,901     164,291
                                        -------    -------    --------    --------    --------
  Gross profit........................   33,348     27,849      45,660      63,985      90,252
Selling, general and administrative
  expenses, including amortization....   32,227     30,912      37,375      46,768      61,294
Asset impairment......................       --         --         125          --          --
Merger related expenses...............       --         --          --       7,205       5,727
                                        -------    -------    --------    --------    --------
  Operating income (loss).............    1,121     (3,063)      8,161      10,013      23,231
Interest expense......................   (2,599)    (2,827)     (3,049)     (4,877)     (4,382)
Other income (expense), net...........      533         36         335        (105)      1,615
                                        -------    -------    --------    --------    --------
  Income (loss) from continuing
    operations before minority interest,
    provision (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle.........................     (945)    (5,854)      5,447       5,030      20,464
Minority interest.....................       --         --          --        (156)         --
                                        -------    -------    --------    --------    --------

  Income (loss) from continuing
    operations before provision
    (benefit) for income taxes,
    extraordinary item and cumulative
    effect of change in accounting
    principle.........................     (945)    (5,854)      5,447       4,874      20,464
Provision (benefit) for income
  taxes...............................   (1,540)      (824)        366       3,305       7,353
                                        -------    -------    --------    --------    --------
  Income (loss) from continuing
     operations before extraordinary
     item and cumulative effect of
     change in accounting principle...      595     (5,030)      5,081       1,569      13,112

  Income (loss) from operations of
     discontinued Voice and Data
     Communications Group, net              (44)      (676)        333        (305)     (1,326)
  Loss from operations and disposal of
     discontinued clinical business,
     net of tax.......................       --         --      (1,274)         --          --
                                        -------    -------    --------    --------    --------
  Income (loss) before extraordinary
     item and cumulative effect of
     change in accounting principle...      551     (5,706)      4,139       1,264      11,786




                                                        YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                         1994       1995        1996        1997        1998
                                        -------    -------    --------    --------    --------
Extraordinary item, net of tax benefit       --         --          --        (194)         --
                                        -------    -------    --------    --------    --------
  Income (loss) before cumulative
     effect of change in accounting
     principle........................      551     (5,706)      4,139       1,070      11,786

Cumulative effect of change in
  accounting principle, net of tax benefit   --         --          --        (360)         --
                                        -------    -------    --------    --------    --------
Net income (loss).....................   $  551    $(5,706)    $ 4,139     $   710     $11,786
                                        =======    =======    ========    ========    ========
Basic earnings (loss) per share from
  continuing operations..............    $ 0.07    $ (0.46)    $  0.42     $  0.11     $  0.68
                                        =======    =======    ========    ========    ========
Basic weighted average shares
  outstanding.........................    8,926     11,019      12,112      14,751      19,337
                                        =======    =======    ========    ========    ========
Diluted earnings (loss) per share from
  continuing operations...............   $ 0.02    $ (0.46)    $  0.39     $  0.10     $  0.66
                                        =======    =======    ========    ========    ========
Diluted weighted average shares
  outstanding.........................    9,384     11,019      12,670      15,560      19,908
                                        =======    =======    ========    ========    ========


                                                       YEAR ENDED DECEMBER 31,
                                        ------------------------------------------------------
                                         1994       1995        1996        1997        1998
                                        -------    -------    --------    --------    --------
BALANCE SHEET DATA:
Working capital.......................  $17,261    $ 5,044     $10,626    $ 38,329    $ 84,890
Net property, plant, and equipment....    7,752      8,325      11,106      18,064      24,572
Total assets..........................   70,772     71,932      91,673     149,071     248,368
Long-term debt, including current
  portion.............................   28,010     29,142      31,249      54,239      41,347
Shareholders' equity..................   16,926     11,404      22,874      42,861     144,496